EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Contacts:	Steven M. Skow	Suzanne Long
	Chief Executive Officer	Chief Financial Officer
	Integrity Bancshares, Inc.	Integrity Bancshares, Inc.
	11140 State Bridge Road	11140 State Bridge Road
	Alpharetta, Georgia 30022	Alpharetta, Georgia 30022
	(770) 777-0324	(770) 777-0324
Integrity Bancshares, Inc. Reports Increase in Loan Loss Reserves
     Alpharetta, Georgia — June 29, 2007— Integrity Bancshares, Inc. (Nasdaq: ITYC) today announced that it will increase its allowance for loan losses through an additional provision of approximately $31 million. Additionally, approximately $3 million of interest income will be reversed. The after-tax effect of this provision and interest reversal is expected to result in a reduction in net income of approximately $21 million for the second quarter of 2007. The increase in the allowance for loan losses and recognition of estimated loss relates solely to the group of loans first identified by the Company on April 30, 2007 to borrowers who are associated with or controlled by one guarantor and that totaled approximately $83 million in the aggregate.
     Since the date of the initial disclosure of these problem loans the Company has been performing an extensive review and analysis of the loans and their collateral to determine their level of impairment. The review and analysis involved both internal staff and external advisors and was performed concurrently with an examination by the Federal Deposit Insurance Corporation that is ongoing. The Company has also been engaged in active discussions with the primary guarantor to restructure the loans to minimize the loss. There were originally 14 separate loans that were affected which ranged in size from approximately $1.4 million to $21.5 million with a median loan balance of approximately $4.2 million. Six of the loans, with a total principal balance of approximately $34.1 million, were secured by first priority mortgages on separate commercial properties that we believe had values that exceed the balance of the respective loans. Our review of the remaining eight loans, however, indicated that our collateral position was not as strong. Five of these loans, with a total principal balance of approximately $29 million, were not directly secured by real estate but instead by intangible collateral. The remaining three loans, with a total principal balance of approximately $19.6 million, were secured by subordinated mortgages on real estate.
     On June 26, 2007 the Company reached an agreement with the guarantor that the Company believes will minimize its loss. Pursuant to the agreement, the Company increased its first mortgage on the most valuable piece of real estate collateral from $21.5 million to approximately $48.5 million in return for the satisfaction of three loans totaling approximately $20 million that were secured by intangible collateral and a $6.7 million loan that was secured by a subordinated mortgage. In effect, the Company traded intangible and subordinated collateral, which our analysis suggested had questionable value, for a first priority position in real estate collateral that we believe is more valuable. Although the resulting $48.5 million first mortgage exceeds the property’s currently appraised value (i.e., on an “as-is” basis), the property is in the process of being converted from a hotel to luxury waterfront condominiums, which the Company believes has the potential to add significant value. A recently obtained independent appraisal concluded that the property would be worth approximately $49.4 million if approximately one-half of the units were successfully converted into condominiums and would be worth approximately $73.3 million if all of the units were successfully converted into condominiums.
     Following the restructuring described above, the Company now has approximately $61.1 million in loans that are secured by first mortgages, approximately $13 million in loans that are secured by junior mortgages, and approximately $9 million in loans that are secured by intangible collateral. $48.5 million of the first mortgage debt is secured by the hotel/condominium collateral described in the preceding paragraph. The remaining $12.6 million in first mortgage debt consists of five separate loans secured by five separate shopping centers. The approximate loan balances of these five loans are $2.9 million, $3.3 million, $3.2 million, $1.8 million and $1.4 million. The appraised values of the collateral for these five loans are (listed by order of loans in the previous sentence) $5.8 million, $5.6 million, $4.0 million, $2.2 million and $1.8 million, for an aggregate appraised value of approximately $19.4 million. The $13 million in loans secured by junior mortgages consists of an $8 million loan that is secured by a second mortgage on the five shopping centers identified above and a $5 million second mortgage on the guarantor’s primary residence. We have obtained recent opinions through real estate brokers that have indicated that based on recent comparable sales there should be sufficient equity in the guarantor’s residence to cover the first mortgage and our second mortgage.
     Based on all currently available information, the Company believes that its allowance for loan loss, as adjusted by the special provision taken today, is adequate to absorb any loss that is inherent in its loan portfolio, including losses that result from the loans identified above. The Company intends to continue to work with the borrowers and their guarantor to minimize its loss, although it will resort to formal collection actions if it feels that this action is in the Company’s best interests. Among other things, the Company and the guarantor are negotiating the possibility of causing the borrowers to deed certain properties to the Company in lieu of foreclosure and have executed a non-binding letter of intent that contemplates this action. These negotiations, however, are subject to change.
     The Company’s President & CEO, Steven M. Skow, stated: “We believe that the loan restructuring plan announced today improves our collateral position and lays the foundation for a workout plan that, if successfully implemented, could allow us to recoup all or much of our loss. Even after the special provision for loan loss, the Company has calculated that it will maintain a well-capitalized status under banking regulations. The Company is taking substantial steps to improve its loan administration procedures and other internal polices and intends to add five to six new staff members to our Risk Management Department to help administer the new procedures. It is also taking steps to reduce its exposure to large loan relationships.”
     “The loan officer that initiated the relationship with the guarantor is no longer employed by the Company. Excluding the above-mentioned loan relationship, our past-due loan ratio was approximately 0.25% and total classified loans were approximately 1.2% of total loans outstanding as of May 31, 2007. Therefore, we believe that this was an isolated incident and that our overall asset quality outside of this group of loans remains strong. We are committed to resolving these issues and returning to our status as a high-performing bank.”

About Integrity Bancshares, Inc.
     Integrity Bancshares, Inc. is the holding company for Integrity Bank, headquartered in Alpharetta, Georgia. The bank began operations on November 1, 2000. In addition to its main branch at 11140 State Bridge Road, Alpharetta, Georgia, the bank also has full-service financial centers at 900 Woodstock Road in Roswell, Georgia, 1650 Cumberland Parkway in Smyrna, Georgia, and 1581 Satellite Blvd in Duluth, Georgia. The bank also has loan production offices in Cumming, Georgia; Buford, Georgia; and Raleigh, North Carolina.
     The primary investor contact at Integrity Bancshares, Inc. is Ms. Suzanne Long, Senior Vice-President & CFO. For additional information and a list of primary market makers of Integrity Bancshares, Inc., please access the Investor Relations section of our website at www.myintegritybank.com.
A Warning About Forward-Looking Statements
     This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements relating to present or future trends or factors generally affecting the banking industry and specifically affecting our operations, markets, and products. Without limiting the foregoing, the words “believes”, “expects”, “anticipates”, “estimates”, “projects”, “intends”, and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those projected for many reasons, including without limitation, changing events and trends that have influenced our assumptions. These trends and events include (i) changes in the interest rate environment which may reduce margins, (ii) non-achievement of expected growth, (iii) less favorable than anticipated changes in the national and local business environment and securities markets, (iv) adverse changes in the regulatory requirements affecting Integrity, (v) greater competitive pressures among financial institutions in our market, (vi) changes in fiscal, monetary, regulatory, and tax policies, (vii) changes in political, legislative, and economic conditions, (viii) inflation, (ix) greater loan losses than historic levels and (x) failure to achieve the revenue increases expected to result from our recent investments in our transaction deposit and lending businesses. Investors are encouraged to read the related section in Integrity Bancshares, Inc.’s 2006 Annual Report to Shareholders and the 2006 Annual Report on Form 10-K, including the “Risk Factors” set forth therein. Additional information and other factors that could affect future financial results are included in Integrity’s filings with the Securities and Exchange Commission.
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